As filed with the Securities and Exchange Commission on May 24, 2004
Registration No. 333-	_________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM F-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NUR MACROPRINTERS LTD.
(Exact Name of Registrant as Specified in Its Charter)

Israel	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

12 Abba Hillel Silver Street
P.O. Box 1281, Lod 71111
Israel
(Address of Principal Executive Offices)

CT Corporation System
1633 Broadway
New York, New York 10019
(212) 246-5070
(Name, Address and Telephone
Number of Agent For Service)

Copy to:
Lawrence Fisher, Esq.
Orrick, Herrington & Sutcliffe LLP
666 Fifth Avenue
New York, New York 10103
(212) 506-5000 (Phone)   (212) 506-5151 (Fax)

          Approximate date of commencement of proposed sale to the public:
                    As soon as practicable after the effective date of this Registration Statement.

          If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
ORDINARY SHARES, NIS 1.0 NOMINAL VALUE PER SHARE	9,834,395 shares(3)	$1.07	$10,522,803	$ 1,334

(1)

Pursuant to Rule 416, this registration statement shall be deemed to cover an indeterminate number of additional shares of common stock in the event the number of outstanding shares of the Company is increased by stock split, stock dividend and/or similar transactions.

(2)

Pursuant to Rule 457(c), the proposed maximum offering price per share and the proposed maximum aggregate offering price have been calculated on the basis of $1.07 per share, the average of the bid and asked prices of the ordinary shares on the Nasdaq SmallCap Market on May 24, 2004.

(3)	Includes 3,060,083 shares underlying warrants.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and is not an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED MAY 24, 2004

PRELIMINARY PROSPECTUS

9,834,395

NUR MACROPRINTERS LTD.

ORDINARY SHARES

          The selling security holders identified in this prospectus are offering up to 9,834,395 of our ordinary shares. Our ordinary shares are traded on the Nasdaq SmallCap Market under the symbol “NURM.”  The last reported sale price for our ordinary shares on the Nasdaq SmallCap Market on May 24, 2004 was $1.07 per share.

          We will not receive any proceeds from the sale of ordinary shares by the selling security holders. We are not offering any ordinary shares for sale under this prospectus. See “Selling Security Holders” beginning on page 18 for a list of the selling security holders. See “Plan of Distribution” beginning on page 21 for a description of how the ordinary shares can be sold.

          Investing in our ordinary shares includes risks.  For more information, please see “Risk Factors” beginning on page 10.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ____________, 2004

          You should rely only on the information incorporated by reference or provided in this prospectus or any supplement.  We have not authorized anyone else to provide you with different information.  The ordinary shares are not being offered in any state where the offer is not permitted.  You should not assume that the information in this prospectus or any supplement is accurate after the date of such document.

AVAILABLE INFORMATION

          We are subject to the information reporting requirements of the Securities and Exchange Act of 1934 as a foreign private issuer as defined in Rule 3b-4 of the Exchange Act. In accordance with these reporting requirements, we will file reports and other information with the Securities and Exchange Commission. Such reports and other information can be inspected and copied at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.  The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants, such as ourselves, that file electronically with the Commission. The address of such web site is http://www.sec.gov.  You may also obtain information from the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, our ordinary shares are quoted on the Nasdaq SmallCap Market System, so our reports and other information can be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

          We intend to furnish our security holders with annual reports containing additional financial statements and a report thereon by independent certified public accountants prior to each of our annual meetings.

INCORPORATED DOCUMENTS

          The Securities and Exchange Commission allows us to “incorporate by reference” information into this prospectus.  This means that we can disclose important information to you by referring you to another document filed by us with the Commission. Information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by this prospectus.

          The following documents are incorporated herein by reference:

(a)	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2003 as filed with the Commission on March 31, 2004;

(b)	Our Current Report on Form 6-K as filed with the Commission on April 2, 2004;

(c)	Our Current Report on Form 6-K as filed with the Commission on April 29, 2004; and

(d)

The description of our ordinary shares contained in the registration statements under the Exchange Act on Form 8-A as filed with the Commission on July 25, 1995 and September 15, 1995, and including any subsequent amendment or report filed for the purpose of updating such description.

          In addition, all documents we have filed or subsequently file under Sections 13(a), 13(c) and 15(d) of the Exchange Act, before the termination of this offering, are incorporated by reference.

          We will provide without charge to any person (including any beneficial owner) to whom this prospectus has been delivered, upon the oral or written request of such person a copy of any document incorporated by reference in the registration statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the registration statement incorporates), of which this prospectus forms a part. Such requests should be directed to David Seligman, Chief Financial Officer, NUR Macroprinters Ltd., P.O. Box 1281, Lod 71111, Israel. Our telephone number at that location is +972-8-914-5555. Our corporate web site address is http:/www.nur.com. The information on our web site is not intended to be a part of this prospectus.

THE COMPANY

Introduction

          NUR Macroprinters Ltd. (“NUR”) is a leading supplier of wide format and super wide format digital printing systems worldwide. We develop, manufacture, sell and service digital color printers for the printing of large images such as billboards, posters and banners, point of purchase displays, exhibition and trade show displays as well as decorations and backdrops for construction scaffolding covers, showrooms, television and film studios, museums and exhibits.  We also supply our customers with inks and solvents for use with our printers.

          In July 2000, we acquired substantially all assets and specified liabilities of Salsa Digital, Ltd. and related entities, previously one of our competitors in the digital printing market.  Under the terms of our agreement, we acquired the assets for $30 million, which consisted of $20 million in cash and 666,667 ordinary shares valued at approximately $10 million, based upon the closing price of the ordinary shares on the Nasdaq National Market on May 15, 2000.  In 1998 and 1999, the business we acquired from Salsa Digital had revenues of $25 million and $33 million, respectively, compared with our revenues during the same periods of  $36 million and $61 million.

          In December 2000, we relocated our main facilities in Israel to a building consisting of approximately 50,000 square feet in a high-tech industrial zone in Lod, Israel. We use this facility as our headquarters and for research and development. We have invested a total of approximately $2 million in building out these facilities. The initial five-year lease of the Lod facility, which commenced November 20, 2000, provides for monthly rent of approximately $63,000. The lease agreement grants NUR an option to continue the lease term for two consecutive periods of 2.5 years each.

          During 2001, we consolidated our U.S. operations. NUR America, Inc. in Boston, Massachusetts and Salsa Digital Printers Ltd. in San Antonio, Texas were integrated into a single facility in San Antonio, Texas. We further consolidated and streamlined our ink manufacturing operations. Our ink research and development operations, then located in Israel, Belgium and San Antonio, Texas were consolidated into a single facility in Louvain-la-Neuve, Belgium. Total restructuring costs in 2001 amounted to $3.2 million. In addition, we incurred one-time inventory write-offs of approximately $4.0 million in the first quarter of 2001. We associate the inventory write-offs with more efficient product rationalization, such as, among other things, the decrease of spare parts inventory.

          In January 2002, we raised $7 million through the private placement of 2,333,333 of our ordinary shares to the Investment Corp. of United Mizrahi Bank Ltd. at a price of $3.00 per share. The Investment Corp. of United Mizrahi Bank Ltd. also received warrants to purchase an additional 612,500 ordinary shares at an exercise price of $4.50 per warrant share, exercisable until January 17, 2006.

          On May 17, 2002, we filed a tender offer with the Securities and Exchange Commission pursuant to which option holders had the right to cancel and exchange certain options granted to them under NUR’s 2000 Stock Option Plan, 1997 Stock Option Plan and 1995 Israel Stock Option Plan.  Pursuant to the terms and conditions of the tender offer, the new options were to be granted six months and one day from the date the old options were canceled, at an exercise price equal to the market price on the date of the new grant.  In order to receive the new options, option holders were required to continue to have a service relationship with NUR or any of its subsidiaries until the new grant date. 2,027,166 ordinary shares, representing 93% of the outstanding options under NUR’s 2000 Stock Option Plan, 1997 Stock Option Plan and 1995 Israel Stock Option Plan, were available for exchange under the tender offer.  The tender offer expired on June 15, 2002 and resulted in the cancellation of 1,245,316 options with varying exercise prices. On December 17, 2002 we fulfilled our obligation to the participants in the tender offer and granted 1,219,584 options to purchase our ordinary shares at an exercise price of $0.72 per share.

          In November 2002, we appointed the Computer And Sign Technology Co. Ltd (CAST) as our exclusive distributor for the NUR Fresco product line in the Peoples Republic of China. Based in Shanghai, CAST is one of the largest suppliers of sign materials and digital printing systems in China. As our exclusive distributor in China, CAST was responsible for sales and support of the NUR Fresco product line to new customers throughout the Chinese market. At the time we appointed CAST, we also transferred our Asia Pacific headquarters to Hong Kong consolidating the Shanghai operations into our new headquarters in Hong Kong.This restructuring process resulted in the termination of approximately twenty employees, mainly in Shanghai. In year 2003 we ceased our operations in the Chinese market and the engagement of CAST as an exclusive distributor in China was terminated.

          On April 1, 2003, Erez Shachar resigned his position as President and Chief Executive Officer of NUR. David Amir, who has been working with NUR as a consultant for over a year, and was responsible for the restructuring of our service and support organizations, replaced Erez Shachar. Prior to joining NUR, David Amir served in various senior executive positions with Scitex, including Corporate Vice-President for Business Development; Vice-President Customer Services of Scitex Europe; and Manager of International Customer Support.

          In May 2003, we signed an agreement to acquire the remaining 50% shares of NUR Pro Engineering, our subcontractor for the assembly and manufacturing of our printers, from Ogen Dialogix Ltd., for the price of $0.85 million. Under the terms of the agreement the transfer of the shares became effective on March 31, 2004. As of May 2004 the parties fulfilled their material commitments and undertakings under the agreement. Upon completion of the transaction, NUR Pro Engineering shall become a wholly owned subsidiary of NUR. During the third quarter of 2003, we completed a consolidation process of our global machinery manufacturing operations of the Salsa Printers in San Antonio, Texas with those of all other NUR printers in NUR Pro Engineering, into a single large manufacturing facility in Rosh Ha’Ayin, Israel.

          In July 2003 we announced our decision to exit the substrate business. As the digital wide format printers have become more widespread, substrates have become a low margin commodity that is no longer profitable for NUR to resell. We believe terminating this business will allow us to more strongly focus on our proprietary specialty inks.

          On October 1, 2003, David Seligman joined NUR as Chief Financial Officer succeeding Hilel Kremer. Prior to joining NUR, David Seligman served as Chief Financial Officer for RADVISION Ltd. (Nasdaq: RVSN) and LanOptics Ltd. (Nasdaq: LNOP).

          In September 2003, NUR completed its consolidation process of the machinery manufacturing facilities in San Antonio, Texas and Rosh Ha’Ayin, Israel. NUR now manufactures all of its printers in a single plant located in Rosh Ha’Ayin, Israel. The Ink manufacturing facilities, also previously located in San Antonio, Texas were relocated to a new manufacturing plant in Ashkelon, Israel. We now produce all of our solvent-based inks in a single manufacturing facility in Ashkelon, Israel. We are now near completion of the transfer of a substantial portion of the research and development activities from Belgium to Israel.

          In October 2003, NUR announced the opening of its new North American headquarters and training center in Moonachie, New Jersey. The 11,000 square feet facility replaces NUR’s former facility in San Antonio, Texas. The new headquarters houses NUR’s North American sales, marketing, administrative, and support staff and includes a fully equipped training center and demo site.

          On July 30, 2003, NUR secured a convertible loan commitment from several investors pursuant to which the investors undertook to provide NUR with a convertible loan in the aggregate amount of $3.5 million. Under the terms of the loan agreement, the loan was convertible at any time into an aggregate of 5,645,160 ordinary shares of NUR at a conversion rate of $0.62 per share. In consideration for the loan undertaking, NUR agreed to pay a cash commitment fee and issued to the investors five-year warrants to purchase an aggregate of up to 1,009,614 ordinary shares of NUR at an exercise price of $0.52 per share. NUR also issued five-year warrants to its placement agent to purchase an aggregate of 180,211 ordinary shares at an exercise price of $0.52 per share and paid the placement agent a cash fee of $70,000. Duncan Capital Group, LLC is the successor to the placement agent that received the placement agent fee. Dan Purjes is a manager of Duncan Capital Group, LLC. On December 31, 2003, the investors elected to convert $2 million of the loan into 3,225,805 ordinary shares at the conversion rate of $0.62 per share. On March 31, 2004, the investors elected to convert the remaining $1.5 million of the loan into 2,419,355 ordinary shares at the conversion rate of $0.62 per share. NUR’s chairman and largest shareholder, Dan Purjes, provided $1.3 million of the loan and received an aggregate of 1,854,839 ordinary shares and warrants to purchase up to 331,731 ordinary shares. Mr. Purjes is the chairman of one of the other investors, Y Securities Management, Ltd., which provided $50,000 of the loan and received an aggregate of 80,645 ordinary shares and warrants to purchase up to 14,423 ordinary shares. Mr. Purjes is also the chairman of X Securities Ltd., which received placement agent warrants to purchase 111,799 ordinary shares. David Amir, NUR’s president and chief executive office, provided $50,000 of the loan and received an aggregate of 80,645 ordinary shares and warrants to purchase up to 14,423 ordinary shares.

          On March 31 and April 1, 2004, NUR issued 2,586,140 ordinary shares to several investors for $1.16 per share for proceeds of $2,999,923 in a private placement. The investors also received five-year warrants to purchase an aggregate of up to 646,542 ordinary shares at an exercise price of $1.54 per share, exercisable until March 31, 2009.  NUR also issued five-year warrants to its placement agent to purchase an aggregate of up to 129,310 ordinary shares at an exercise price of $1.16 per share and paid the placement agent, Duncan Capital Group, LLC, a cash fee of $147,798. Dan Purjes is a manager of Duncan Capital Group, LLC. Mr. Purjes is the chairman of one of the investors, X Securities Ltd., which purchased 81,897 ordinary shares for $95,000 and received warrants to purchase 20,474 ordinary shares.

          Our shares are listed on the Nasdaq SmallCap Market under the symbol NURM. There is no non-United States trading market for our shares.

Our products

          Our printers allow customers to print large color images on demand, generally in substantially less time, with less labor and at a lower cost than traditional methods of printing.

          Super wide format printers

          In the super wide category we offer the NUR Ultima™ 5000, commercially released in July 2003. The NUR Ultima medium volume production printing printers are designed to provide high levels of productivity while offering simplified maintenance procedures and improved ease-of-use. They are also designed to provide reduced ink consumption to ensure low operating expenses in high speed printing modes. The Ultima printers use piezo drop-on-demand inkjet technology to produce photorealistic quality. The Ultima printers feature apparent print resolution up to 600 dpi and are capable of speeds up to 810 square feet (76 square meters) per hour. The NUR Ultima 5000 outputs in widths of up to 5 meters (or approximately 16 feet wide).

          In April 2004 NUR presented the NUR Expedio, a new 5-meter superwide inkjet production printer. The NUR Expedio uses UV-curable inks and it provides a combination of speed, quality, and versatility. It is anticipated that the machine is to be released for beta tests towards the second half of 2004 and it is expected to be commercially available during the first quarter of 2005. The NUR Expedio will be capable of printing 8-colour photo-realistic graphics for close-up viewing at up to 720 dpi, as well as 5-meter superwide prints for billboards at super-fast speeds – 360 dpi at up to 180 square meters per hour.

          Wide format printers

          Our wide format printers are headed by the NUR Fresco™ family of wide format printers. The NUR Fresco printer was commercially released in February 2000. The NUR Fresco printers are designed to provide a digital alternative to conventional screen printing on short and medium run jobs. The NUR Fresco printers use piezo continuous drop-on-demand inkjet technology to produce high quality graphics for a wide range of applications. These include, among other things, point-of-purchase displays, banners, billboards, bus shelter graphics, posters, shopping mall displays and airport terminal displays.

          The NUR Fresco printers print on a wide variety of substrates in roll-to-roll or roll-to-sheet modes — the 1800 model outputs in widths up to 1.83 meters (approximately 6 feet); the 3200 model outputs in widths up to 3.2 meters (approximately 10 feet).

          In September 2002, we released the NUR Fresco HiQ 8C models. The NUR Fresco HiQ 8C is based on the previous model which was modified to print using eight colors mode instead of the standard 4-color mode. Modifications to the printer included changes to the ink system to accommodate eight colors and a new switch box that enables fast and easy switching between the 4-color and the 8-color printing modes. NUR’s software has also been modified to support 8-color printing.

          In April 2004 NUR presented the new NUR Fresco II series that will replace the NUR Fresco HiQ models when commercial availability. The Fresco II, which is currently in beta tests, is expected to be commercially released on June 2004. It would be possible to upgrade former Fresco models to the Fresco II level of performance. The Fresco II entails improved printing speed, which allows the machine to print up to 120 square meters per hour, as well as features such as double sided printing registration that extends the machines versatility and allows its users for even greater range of applications.

          The NUR Ultima printer described above is also available in a wide format, the NUR Ultima HiQ 3200 (3.2 meters or approximately 10 feet wide).

          In September 2003, we commercially released the NUR Tempo™ flatbed digital printer. The NUR Tempo uses UV-curable inks that give it the flexibility to print on almost any type of substrate. These include corrugated board, foam-core paperboard, acrylic sheets, PVC, polycarbonate, fluted polypropylene, glass, wood and standard rolled media. It also features a large format table (10 ½ ft. x 6 ½ ft. / 3.2m x 2m) to accommodate a wide variety of applications and job formats. It can handle both rigid and rolled substrates with fast and easy changeover between the two for ultimate flexibility. The printer offers 4 and 8 color printing modes, delivering a combination of high speed  (up to 82 square meters per hour) and photo-realistic image quality. The printer’s fully encapsulated construction enables it to remove the gases exhausted during the printer’s operation out of the working premises, thus ensuring a comfortable working environment. The NUR Tempo is designed to eliminate the extra steps involved in lamination and cutting/trimming processes common to other traditional methods of printing graphics on rigid surfaces.

          In April 2004 NUR introduced the Tempo L, a new mid-range, 4-color flatbed printer joining the NUR Tempo™ flatbed inkjet press product line. The new NUR Tempo L model is targeted at customers who wish to enter the UV-curable inks flatbed printing market with a lower up-front capital investment than is required for the top-of-the-line 8-color NUR Tempo model, while securing the growth path for future increase in performance. The NUR Tempo L prints at a speed of up to 50 square meters per hour and is based on the platform of the top-of-the-line Tempo with the same printing format and robust design. It is possible to easily upgrade the Tempo L to the Tempo level of performance, thus allowing for a “two-step” entry to the flatbed arena. This may expand the potential market for the Tempo product line.

          Consumables

          We also sell specialized inks for use with our printers.  The inks sold by NUR to our customers for use with the NUR Fresco, the NUR Ultima and the NUR Tempo printers are resistant to water and ultraviolet rays and are well suited for indoor and outdoor use without lamination.

Our customers

          We sell our printers and related products primarily to commercial digital printers, design and service firms, screen printers, commercial photo labs, outdoor media companies and trade shops. The NUR Printers are installed in more than 700 sites throughout Europe, North and South America, Africa and Asia.

Our strategy

          NUR’s strategy is to:

•

strengthen our position as a world leader in the wide format and super wide format digital printing markets by supplying the most productive and cost-effective wide format and super wide format digital printers and totally digitally-based printing solutions for the out-of-home advertising market;

•	enable the printers to produce digitally a large portion of the graphics currently produced with screen printing processes;

•	be our customers’ vendor of choice for their ink needs;

•	enable our customers to develop new ways to profit from our printing systems; and

•	provide our customers with highly responsive and capable support, service and supplies.

          Where you can obtain additional information:

Mailing Address	Executive Office
12 Abba Hillel Silver Street	12 Abba Hillel Silver Street
P.O. Box 1281, Lod 71111	P.O. Box 1281, Lod 71111
Israel	Israel

Telephone: 972-8-914-5555	Website: http://www.nur.com

The information on our web site is not intended to be a part of this prospectus.

RISK FACTORS

          Investing in our securities is very risky. You should be able to bear a complete loss of your investment. To understand the level of risk, you should carefully consider the following risk factors, as well as the other information found in this form.

          We depend on a few key products in a business subject to rapid technological change.  We are highly dependent upon the sale of our principal products - the NUR Fresco printers, the NUR Ultima printers and the NUR Tempo printers and upon the sale of ink products. Rapid changes in technology, customer preferences and evolving industry standards continue to characterize the market for our printers. Our future financial performance will depend upon our ability to update our current products and develop and market new products to keep pace with technological advances in the industry. During 2001, 2002 and 2003, we invested approximately $10.9 million, $9.2 million and $7.2 million, respectively, in research and development projects. Although we plan to continue to invest in research and development, our business could seriously suffer if we fail to anticipate or respond adequately to changes in technology and customer preferences, or if our products are delayed in their development or introduction. We cannot assure you that we will successfully develop any new products. If our competitors introduce new products, the sales of our existing products and our financial results could be harmed.

          We currently have no commitments for additional financing.  We have incurred operating losses during the last several quarters. We may need additional funds if we seek to expand our operations or if we do not meet our expected revenues in future quarters. If we are unable to raise funds through public or private financing of debt or equity, we will be unable to increase expenditures that could ultimately improve our financial results, such as research and development or the production and marketing of our products. The amount of money we may need depends on numerous factors, including the success of our marketing and customer service efforts, our research and development activities and the demand for our products and services. We currently have no commitments for additional financing.  We cannot guarantee that additional financing will be available or that, if available, will be obtained on terms we find favorable.

          We must comply with covenants concerning our bank loans. If we do not meet certain covenants provided for in our loan agreements with Bank Hapoalim B.M. (“Bank Hapoalim”), Bank Leumi le Israel B.M. (“Bank Leumi”) and Israel Discount Bank Ltd. (“Bank Discount”), we may be required by the banks to immediately repay our debts. In July 2003, we amended the financial ratios governing our loan agreements with Bank Hapoalim, Bank Leumi and Bank Discount. During 2003, we failed to meet some of these financial ratios. The banks have agreed in writing not to act upon their contractual rights pursuant to our default. The financial ratios were further amended on February 2004. There can be no assurance that we will be able to comply with the bank covenants in the future. Our failure to comply with the bank agreements could have a material adverse effect on our business and financial results.

          We depend on sole source suppliers for the inkjet printheads for our printers.  We currently purchase all of the inkjet printheads used in our NUR Fresco, NUR Ultima and NUR Tempo printers from sole suppliers. If any of these sole suppliers experience problems that result in production delays, our sales to new customers and existing customers that rely on our inkjet components to operate their printers could be hurt. Production delays could result from fire, flood or other casualty, work stoppages, production problems or other unforeseen circumstances. Although we have not experienced any major production delays to date, there can be no assurance that such delays will not occur in the future. Because the success of our business depends on the sale of our printers, supply problems could have a material adverse effect on our financial results. Also, if any of our sole suppliers reduce or change the credit or payment terms they extend to us, our business could also be harmed.

          We rely on subcontractors to help us manufacture our products.  We employ a limited number of unaffiliated subcontractors to manufacture components for our printers. To date, we have been able to obtain adequate supplies of the components and raw materials necessary to produce our printers and we have not had any material supply problems with our subcontractors. Because we rely on subcontractors, however, we cannot be sure that we will be able to maintain an adequate supply of components or products. Moreover, we cannot be sure that any of the components we purchase will satisfy our quality standards and be delivered on time. Our business could suffer if we fail to maintain our relationships with our subcontractors or fail to develop alternative sources for our printer components. We cannot guarantee that we will develop alternative sources of production for our products.

          The market for our printers is very competitive.  The printing equipment industry is extremely competitive and many of our competitors may have greater management, financial, technical, manufacturing, marketing, sales, distribution and other resources than we do. We compete against several companies that market digital printing systems based on electrostatic, drop-on-demand and continuous drop-on-demand inkjet, and other technologies. Three of our principal competitors in the wide format digital printing arena are Vutek, Scitex Vision Ltd. and Gandi Innovations. These companies have introduced products that compete with the NUR Fresco and NUR Ultima printers, and in certain cases with the NUR Tempo. In the market for printers utilizing UV curable ink our main competitors are Durst Phototechnik, Inca Digital Printers, 3M Image Graphics Scitex Vision and Vutek. These companies have introduced products that compete with the NUR Tempo printers. We have also witnessed continued growth of a local Chinese market where approximately 15 local competitors are developing, manufacturing and selling inexpensive printers, mainly to the local Chinese market, but these Chinese manufacturers have also begun penetrating the international market. Our ability to compete depends on factors both within and outside of our control, including the performance and acceptance of our current printers and any products we develop in the future. We also face competition from existing conventional wide format and super wide format printing methods, including hand painting, screen printing and offset printing. Our competitors could develop new products, with existing or new technology, that could be more competitive in our market than our printers. We cannot assure you that we can compete effectively with any such products.

          We face strong competition in the market for printing supplies.  We also compete with independent manufacturers in the market for printer supplies. In 2001, 2002 and 2003, ink sales accounted for 26.1%, 25.7% and 26.9% of our total revenues, respectively. We cannot guarantee that we will be able to remain the exclusive or even principal ink manufacturer for our printers. We cannot assure you that we will be able to compete effectively or achieve significant revenues in the ink business. During 2003, we discontinued our operations in the substrate business, a highly competitive market and characterized by a large number of suppliers worldwide. In 2001, 2002 and 2003 substrate revenues accounted for 10.4%, 12.2% and 3.5% of our total sales, respectively.

          We depend on our executive officers and other key employees.  Our success depends to a significant extent upon the contributions of key personnel, and especially our executive officers. Our senior management has recently undergone significant changes. On April 1, 2003, Erez Shachar, our former President and Chief Executive Officer resigned his position and was replaced by David Amir. On October 1, 2003, David Seligman joined NUR as Chief Financial Officer succeeding Hilel Kremer. During the second and third quarters of 2003, new managing directors were appointed for NUR Asia Pacific and NUR Europe and the former managing director of NUR Europe relocated to New Jersey to serve as the President of NUR America. On December 25, 2003, Roni Zomber joined NUR as VP Operations succeeding Michael Dayan. Our business could seriously suffer if one or more of our key personnel were to leave our company. In addition, we do not have, and do not contemplate getting, “key-man” life insurance for any of our key employees. Our future success will also depend in part on our continuing ability to attract highly qualified employees. We cannot assure our continued success in attracting or retaining highly qualified personnel.

          We rely on trade secrets, licenses and patents to protect our proprietary rights.  We rely on a combination of trade secrets, licenses, patents and non-disclosure and confidentiality agreements to establish and protect our proprietary rights in our products. We cannot guarantee that our existing patents or any future patents will not be challenged, invalidated, or circumvented, or that our competitors will not independently develop or patent technologies that are substantially equivalent or superior to our technology. We cannot be sure that we will receive further patent protection in Israel, the United States, or elsewhere, for existing or new products or applications. Even if we do secure further patent protection, we cannot guarantee it will be effective. Also, although we take precautionary measures to protect our trade secrets, we cannot guarantee that others will not acquire equivalent trade secrets or steal our exclusive technology. For example, in some countries, meaningful patent protection is not available. We are not aware of any infringement claims against us involving our proprietary rights. Third parties may assert infringement claims against us in the future, however, and the cost of responding to such assertions, regardless of their validity, could be significant. In addition, such claims could be found to be valid and result in large judgments against us. Even if such claims are not valid, the cost to protect our patent rights could be substantial.

          We may be subject to environmental related liabilities due to our use of hazardous materials such as methyl ethyl-ketone solvent.  We mix the ink used in some of our printers with a methyl ethyl-ketone solvent. Methyl ethyl-ketone solvent is a hazardous substance and is subject to various government regulations relating to its transfer, handling, packaging, use and disposal. We store the ink at warehouses in Europe, the United States and Israel, and a shipping company ships it at our direction. We face potential responsibility for problems that may arise when we ship the ink to customers. We believe that we are in material compliance with all applicable environmental laws and regulations. If we fail to comply with these laws or an accident involving our ink waste or methyl ethyl-ketone solvent occurs, however, then our business and financial results could be harmed.

          We benefit from government grants, tax benefits and other funding from third parties.  We benefit from certain Israeli and Belgian Government programs and tax legislation principally related to research and development grants and capital investment incentives. Our operations could be adversely affected if these funding programs and tax benefits are reduced or eliminated and not replaced with equivalent benefits, or if our ability to meet the conditions to benefit from such funding programs and tax benefits were significantly reduced. We cannot assure you that favorable tax legislation will continue in the future or that the available benefits will not be reduced. In addition, to receive such grants and tax benefits, we must comply with a number of conditions. If we fail to comply with these conditions, the grants and tax benefits that we receive could be partially or fully canceled and we would be forced to refund the amount of the canceled benefits received, in whole or in part, adjusted for inflation and interest. We are now near completion of the transfer of a substantial portion of the research and development activities conducted by NUR Media Solutions from Belgium to Israel. In addition, until recently, NUR supplied substrates for use with our printers and ink through our wholly owned subsidiary in Belgium, NUR Media Solutions. In July 2003 we announced our decision to exit the substrate business. We believe that prior to and following the cessation of operation of NUR Media Solutions we have operated and will continue to operate in compliance with the required conditions mentioned above, although we cannot be sure.

          Political instability in Israel may disrupt important operations and our business.  Our headquarters and research facilities, operations and some of our subcontractors are located in the State of Israel. Although most of our sales are currently made to customers outside of Israel, we are nonetheless directly influenced by the political, economic and military conditions affecting Israel. Our business could be harmed by any major hostilities involving Israel, the interruption or curtailment of trade between Israel and its trading partners, or a significant downturn in the economic condition of Israel. The prospect of peace in the Middle East is uncertain and has recently deteriorated due to violent conflicts between Israelis and Palestinians.  Furthermore, several countries restrict business with Israeli companies. We could be adversely affected by further setbacks to the peace process or by restrictive laws or policies directed toward Israel or Israeli businesses. In addition, all nonexempt male adult citizens of Israel, including some of our officers and employees, are obligated to perform military reserve duty and are subject to being called for active duty under emergency circumstances. While we have operated effectively under these requirements since our incorporation, we cannot predict the full impact of such conditions on us in the future, particularly if emergency circumstances occur. If many of our employees are called for active duty, our operations in Israel may be slowed and our business may be harmed.

          You may have difficulty enforcing U.S. judgments against us in Israel.  We are organized under the laws of Israel and our headquarters are in Israel. Most of our officers and directors reside outside of the United States. Therefore, you may not be able to enforce any judgment obtained in the U.S. against us or any of such persons. You may not be able to enforce civil actions under U.S. securities laws if you file a lawsuit in Israel. However, we have been advised by our Israeli counsel that subject to certain limitations, Israeli courts may enforce a final judgment of a U.S. court for liquidated amounts in civil matters after a hearing in Israel. If a foreign judgment is enforced by an Israeli court, it will be payable in Israeli currency.

          Our operating results fluctuate from period-to-period.  The results of our operations for any quarter are not necessarily indicative of results to be expected in future periods. Our operating results have in the past been, and will continue to be, subject to quarterly fluctuations as a result of factors such as the integration of people, operations and products from acquired businesses and/or technologies, increased competition in the printing equipment and ink industry, the introduction and market acceptance of new technologies and standards, changes in general economic conditions and changes in economic conditions specific to our industry. Further, our revenues may vary significantly from quarter to quarter as a result of, among other factors, the timing of new product announcements and releases by our competitors and us. We do not typically have a material backlog of orders at the beginning of each quarter. We generally ship and record a significant portion of our revenues for orders placed within the same quarter, primarily in the last month of the quarter. We may not learn of shortfalls in sales until late in, or shortly after the end of, such fiscal period. As a result, our quarterly earnings may be subject to significant variations.

          Our business is subject to risks from international operations.  We conduct business globally. Accordingly, our future results could be materially adversely affected by a variety of uncontrollable and changing factors including, among others, foreign currency exchange rates, regulatory, political, or economic conditions in a specific country or region, trade protection measures and other regulatory requirements, business and government spending patterns, and natural disasters. Any or all of these factors could have a material adverse impact on our future international business.

          Currency fluctuations are a risk we face on a daily basis.  Because we generate revenues and expenses in various currencies, including the U.S. dollar, the NIS and the Euro, our financial results are subject to the effects of fluctuations of currency exchange rates. We cannot predict, however, when exchange or price controls or other restrictions on the conversion of foreign currencies could impact our business. Currency fluctuations could hurt our profitability.

          Our stock price may be volatile.  Our ordinary shares have experienced substantial price volatility, particularly as a result of variations between our anticipated and actual financial results, the published expectations of analysts, and announcements by our competitors and us. In addition, the stock market has experienced extreme price and volume fluctuations that have negatively affected the market price of many technology and manufacturing companies, in particular, and that have often been unrelated to the operating performance of these companies. These factors, as well as general economic and political conditions, may materially adversely affect the market price of our ordinary shares in the future. Additionally, volatility or a lack of positive performance in our stock price may adversely affect our ability to retain key employees, all of whom have been granted stock options.

          We may not comply with The Nasdaq SmallCap Market standards.  On March 24, 2004, we received a compliance notice from The Nasdaq Stock Market, Inc., stating that we are not in compliance with Marketplace Rule 4310(c)(2). The continued listing requirements of The Nasdaq SmallCap Market, Marketplace Rule 4310(c)(2), require listed companies to meet one of the following three standards to remain listed on The Nasdaq SmallCap Market: (i) stockholders’ equity equal to a minimum of $2.5 million; (ii) market value of listed securities to equal a minimum of $35 million; or (iii) net income from continuing operations (in the latest fiscal year or two of the last three fiscal years) to equal a minimum of $500,000. In previous years we have fulfilled this requirement because we had stockholders’ equity in excess of $2.5 million. As of December 31, 2003, we have negative stockholders equity of $1.5 million. We have been asked to provide a plan to The Nasdaq Stock Market, Inc. by April 7, 2004 setting forth how we intend to achieve and sustain compliance with The Nasdaq SmallCap Market listing requirements.  On April 5, 2004, we responded to The Nasdaq Stock Market, Inc.’s letter, stating that we believe we are in compliance with the stockholders’ equity and market value of listed securities standards due to the issuance of (i) 3,225,805 shares on December 31, 2003 pursuant to the conversion of a portion of the convertible loan at US $0.62 per share for aggregate proceeds of $2.0 million, (ii) 2,419,355 shares pursuant to the conversion of the remainder of the convertible loan at $0.62 per share for aggregate proceeds of $1.5 million and (iii) 2,586,140 ordinary shares at $1.16 per share in the private placement for aggregate proceeds of $2,999,923, and that we believe we will be in compliance with the net income from continuing operations in 2004.  We are continuing to discuss with The Nasdaq Stock Market, Inc. the listing requirements relating to NUR. If The Nasdaq Stock Market, Inc. determines that we nevertheless fail to meet the continued listing requirements, any trading in our ordinary shares will be conducted in the over-the-counter market on the NASD’s OTC Electronic Bulletin Board or in the “pink sheets.”

          If our ordinary shares are removed from quotation on The Nasdaq SmallCap Market, the liquidity of our ordinary shares and the coverage of our ordinary shares by securities analysts and the media could be reduced, which could result in lower prices for the ordinary shares than might otherwise prevail and larger spreads between the bid and asked prices for our ordinary shares.  Additionally, certain investors will not purchase securities that are not quoted on The Nasdaq SmallCap Market, which could materially impair our ability to raise funds through the issuance of our ordinary shares.

          If our ordinary shares are removed from quotation on Nasdaq and the trading price of our ordinary shares is less than $5.00 per share, trading in our ordinary shares would also be subject to the requirements of Rule 15g-9 promulgated under the Securities Exchange Act of 1934, as amended. Pursuant to Rule 15g-9, brokers and dealers who recommend such low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements, including a requirement that they make an individualized written suitability determination for the purchaser and receive the purchaser’s written consent prior to the transaction.

          The Securities Enforcement Remedies and Penny Stock Reform Act of 1990 also requires additional disclosure in connection with any trades involving a stock defined as a penny stock (generally, according to recent regulations adopted by the Securities and Exchange Commission, any equity security not traded on an exchange or quoted on Nasdaq or the OTC Bulletin Board that has a market price of less than $5.00 per share, subject to certain exceptions), including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith. Such requirements could severely limit the market liquidity of our ordinary shares.

          There can be no assurance that we can continue to meet the continued listing requirements of The Nasdaq SmallCap Market.  If we fail to meet such requirements our ordinary shares may be removed from quotation on Nasdaq or treated as a penny stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

          This prospectus, and the other reports we have filed from time to time with the Securities and Exchange Commission, contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  Forward-looking statements deal with our current plans, intentions, beliefs and expectations and statements of future economic performance.  Statements containing terms like “believes,” “does not believe,” “plans,” “expects,” “intends,” “estimates,” “anticipates,” and other phrases of similar meaning are considered to imply uncertainty and are forward-looking statements.

          Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from what is currently anticipated.  We make cautionary statements throughout this prospectus, including under “Risk Factors.”  You should read these cautionary statements as being applicable to all related forward-looking statements wherever they appear in this prospectus, the materials referred to in this prospectus, the materials incorporated by reference into this prospectus and our press releases.

          We cannot guarantee our future results, levels of activity, performance or achievements.  Neither we nor any other person assumes responsibility for the accuracy and completeness of these statements.

          We are under no duty to update any of the forward-looking statements after the date of this prospectus.

USE OF PROCEEDS

          We will not receive any of the proceeds from the sale of ordinary shares by the selling security holders.

SELLING SECURITY HOLDERS

          Our ordinary shares to which this prospectus relates are being registered for resales by the selling security holders.

          The selling security holders may resell all, a portion or none of such ordinary shares from time to time.  The table below sets forth with respect to each selling security holder, based upon information available to us as of May 19, 2004, the number of ordinary shares beneficially owned, the number of ordinary shares registered by this prospectus and the number and percent of outstanding ordinary shares that will be owned after the sale of the registered ordinary shares assuming the sale of all of the registered ordinary shares.

	Shares Beneficially Owned Before the Offering(1) (2)		Shares Offered	Shares Beneficially Owned After the Offering(1) (3)

Holder and address	Shares	Percent		Shares	Percent

Alpha Capital AG(4)	434,783	1.7%	431,035	3,748	*
Bank Hapoalim B.M.(5)	70,000	*	715,000	0	*
Bank Leumi le Israel B.M. (6)	50,000	*	500,000	0	*
Baruch, Shulamith(7)	26,940	*	26,940	0	*
Duncan Capital Group, LLC(8)	129,310	*	129,310	0	*
Excellence Hishtalmut(9)	107,731	*	107,731	0	*
H.E.E.F. Holdings Ltd.(10)	26,940	*	26,940	0	*
Hamblett, Michael R. (11)	96,983	*	96,983	*	*
Harel Insurance Company Ltd.(12)	107,731	*	107,731	0	*
IBD International Limited(13)	193,965	*	193,965	0	*
Investment Corp. of United Mizrahi Bank Ltd.(14)	2,945,833	10.2%	2,945,833	0	*
Israel Discount Bank Ltd.(15)	0	*	125,000	0	*
Kohlberg, Elon (16)	107,759	*	107,759	0	*
Medistart Limited(17)	431,034	1.6%	431,034	0	*
Purjes, Dan and Edna(18)	2,907,144	10.1%	2,186,570	720,574	2.8%
TCMP[3] Partners(19)	107,759	*	107,759	0	*
UVE Partners LLC(20)	134,699	*	134,699	0	*
Wynnefield Partners Small Cap Value LP(21)	428,875	1.6%	428,875	0	*
Wynnefield Partners Small Cap Value LP I(22)	483,625	1.8%	483,625	0	*
Wynnefield Partners Small Cap Value Offshore Fund, Ltd.(23)	337,500	1.3%	337,500	0	*
X Securities Ltd.(24)	102,371	*	102,371	0	*
Y.A.Z. Investments & Assets Ltd.(25)	107,735	*	107,735	0	*

*	Less than 1%

(1)

As used in this table, “beneficial ownership” means the sole or shared voting and investment power of ordinary shares.  Unless otherwise indicated, each selling security holder listed below has sole voting and investment power with respect to the ordinary shares indicated as beneficially owned thereby.  A person is deemed to have “beneficial ownership” of any ordinary shares that such person has a right to acquire within sixty days of the date of this prospectus.  In accordance with Rule 13d-3 of the Exchange Act, any ordinary shares that any selling security holder has the right to acquire within sixty days of May 19, 2004 are deemed to be outstanding for the purpose of computing the beneficial ownership percentage of such selling security holder, but have not been deemed outstanding for the purpose of computing the percentage for any other selling security holder.

(2)

These ordinary shares include an aggregate of 3,060,083 ordinary shares which may be acquired by the selling security holders within sixty days of May 19, 2004 upon the exercise of warrants granted by us.

(3)	With respect to the selling security holders, it has been assumed that all ordinary shares so offered will be sold.

(4)	Alpha Capital AG’s address is Pradafant 7, 9490 Furstentums, Vaduz, Lichtenstein.

(5)

Bank Hapoalim B.M. was granted with warrants to purchase 140,000 ordinary shares and 505,000 ordinary shares on March 11, 2003 and August 1, 2003, respectively. The terms of such warrants provide that they will become exercisable on the second anniversary of the respective date of grant, thus, those warrants are not deemed beneficially owned by Bank Hapoalim B.M. before the offering. Bank Hapoalim B.M.’s address is 63 Yehuda Halevi Street, Tel Aviv, Israel.

(6)

Bank Leumi le Israel B.M. was granted with warrants to purchase 100,000 ordinary shares and 350,000 ordinary shares on March 11, 2003 and August 1, 2003, respectively. The terms of such warrants provide that they will become exercisable on the second anniversary of the respective date of grant, thus, those warrants are not deemed beneficially owned by Bank Leumi le Israel B.M. before the offering. Bank Leumi le Israel B.M.’s address is 24-32 Yehuda Halevi Street, Tel Aviv 65546, Israel.

(7)	Ms. Baruch’s address is 7 Berkley Place, Lawrence, NY 11559, United States of America.

(8)	Dan Purjes is a manager of Duncan Capital Group, LLC and the Chairman of NUR. Duncan Capital Group, LLC’s address is 830 Third Avenue, 14th Floor, New York, NY 10022, United States of America.

(9)	Excellence Hishtalmut’s address is 7 Jabotinsky Street, Ramat Gan 52520, Israel.

(10)	H.E.E.F. Holdings Ltd.’s address is Morning Star, Box 556 Main Street, Charlestwon, Nevis.

(11)	Mr. Hamblett’s address is 34 Waterbory Avenue, Madison, CT 06443, United States of America.

(12)	Harel Insurance Company Ltd.’s address is 3 Abba Hillel Silver Street, Ramat Gan 52118, Israel.

(13)	IBD International Limited’s address is 50 Town Range, Suites 7B & 8B, Gibraltar.

(14)	Investment Corp. of United Mizrahi Bank Ltd.’s address is 37 Shaul Hamelech Blvd., P.O. Box 33676, Tel Aviv 61336, Israel.

(15)

Israel Discount Bank Ltd. was granted with warrants to purchase 27,000 ordinary shares and 98,000 ordinary shares on June 27, 2003 and August 1, 2003, respectively. The terms of such warrants provide that they will become exercisable on the second anniversary of the respective date of grant, thus, those warrants are not deemed beneficially owned by Israel Discount Bank Ltd. before the offering. Israel Discount Bank Ltd.’s address is 27 Yehuda Halevi Street, Tel Aviv, Israel.

(16)	Mr. Kohlberg’s address is Morgan Hall Room 235, Harvard Business School, Boston MA 02163, United States of America.

(17)	Medistart Limited’s address is 50 Town Range, Suites 7B & 8B, Gibraltar.

(18)	Mr. Purjes is the Chairman of NUR. Ms. and Mr. Purjes’s address is 830 Third Avenue, 14th Floor, New York, NY 10022, United States of America.

(19)	TCMP[3] Partners’ address is 7 Century Drive, Suite 201 – Parcippany, New Jersey 07054, United States of America.

(20)	UVE Partners LLC’s address is 1270 Avenue of the Americas, Suite 1800, New York, NY 10020, United States of America.

(21)	Wynnefield Partners Small Cap Value LP’s address is 450 Seventh Avenue, Suite 509, New York, NY 10123, United States of America.

(22)	Wynnefield Partners Small Cap Value LP’s address is 450 Seventh Avenue, Suite 509, New York, NY 10123, United States of America.

(23)	Wynnefield Partners Small Cap Value Offshore Fund, Ltd.’s address is 450 Seventh Avenue, Suite 509, New York, NY 10123, United States of America.

(24)	Dan Purjes is the Chairman of X Securities, Ltd. and the Chairman of NUR. X Securities, Ltd.’s address is 830 Third Avenue, 14th Floor, New York, NY 10022, United States of America.

(25)	Y.A.Z. Investments & Assets Ltd.’s address is 24 Lilenblum Street, Tel Aviv, Israel.

          The information provided in the table above with respect to the selling security holders has been obtained from such selling security holders.

          Except as otherwise disclosed above or in documents incorporated herein by reference, the selling security holders have not within the past three years had any position, office or other material relationship with our company. Because the selling security holders may sell all or some portion of the ordinary shares beneficially owned by them, only an estimate (assuming the selling security holders sells all of the shares offered hereby) can be given as to the number of ordinary shares that will be beneficially owned by the selling security holders after this offering. In addition, the selling security holders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the dates on which they provided the information regarding the ordinary shares beneficially owned by them, all or a portion of the ordinary shares beneficially owned by them in transactions exempt from the registration requirements of the Securities Act.

PLAN OF DISTRIBUTION

          This prospectus covers the sale of ordinary shares by the selling security holders.  As used herein, “selling security holders” include donees, pledgees, transferees or other successors in interest selling shares received from a selling security holder after the date of this prospectus as a gift, pledge, partnership distribution or other non-sale related transfer.  Any distribution of any such securities by the selling security holders in interest may be effected from time to time in one or more of the following transactions:

•	ordinary brokerage transactions and transactions in which the broker/dealer solicits purchasers;

•	block trades in which the broker/dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker/dealer as principal and resale by the broker/dealer for its account;

•	an exchange distribution in accordance with the Rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	broker/dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

          We will not receive any proceeds from the sale of the ordinary shares.  The aggregate proceeds to the selling security holders from the securities offered hereby will be the offering price less applicable commissions or discounts, if any.  We do not know if the selling security holders will sell any of the securities offered hereby.

          The selling security holders and such underwriters, brokers, dealers or agents, upon effecting a sale of securities, may be considered “underwriters” as that term is defined in the Securities Act. The selling security holders will be subject to the prospectus delivery requirements because the selling security holders may be deemed to be “underwriters” within meaning of Section 2(11) of the Securities Act.  Sales effected through agents, brokers or dealers will ordinarily involve payment of customary brokerage commissions although some brokers or dealers may purchase such securities as agents for others or as principals for their own account.  The selling security holders will pay any sales commissions or similar selling expenses applicable to the sale of ordinary shares.  A portion of any proceeds of sales and discounts, commissions or other sellers’ compensation may be deemed to be underwriting compensation for purposes of the Securities Act.

          The selling security holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

          Broker/dealers engaged by the selling security holders may arrange for other brokers/dealers to participate in sales. Broker/dealers may receive commissions from the selling security holders (or, if any broker/dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holders do not expect these commissions to exceed what is customary in the types of transactions involved.

          The selling security holders may from time to time pledge or grant a security interest in some or all of the ordinary shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus.

          The selling security holders and any broker/dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker/dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions under the Securities Act. The selling security holders have informed NUR that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the ordinary shares.

          Pursuant to applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the securities offered hereby may not simultaneously engage in market activities for the ordinary shares for a period of five business days prior to the commencement of such distribution.  In addition, each selling security holder and any other person who participates in a distribution of the securities will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which provisions may limit the timing of purchases and may affect the marketability of the securities and the ability of any person to engage in market activities for the ordinary shares.

          At the time a particular offering of securities is made, to the extent required, a prospectus supplement will be distributed which will set forth the number of securities being offered and the terms of the offering, including the purchase price or the public offering price, the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriters for securities purchased from the selling security holders, any discounts, commissions and other items constituting compensation from the selling security holders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.  In addition, we will file a supplement to this prospectus upon a selling security holder notifying us that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares.

          In order to comply with the securities laws of certain states, if applicable, the securities will be sold in such jurisdictions, if required, only through registered or licensed brokers or dealers.  In addition, in certain states the securities may not be sold unless the securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and the conditions of such exemption have been satisfied.

          We have agreed that we will bear all costs, expenses and fees in connection with the registration or qualification of the ordinary shares under federal and state securities laws.  We and each selling security holder have agreed to indemnify each other and certain other persons against certain liabilities in connection with the offering of the securities, including liabilities arising under the Securities Act.

LEGAL MATTERS

          The validity of the ordinary shares offered hereby will be passed upon for NUR by Doron Faibish.

EXPERTS

          Kost Forer Gabbay & Kassierer, a member of Ernst & Young Global, independent auditors, have audited our consolidated financial statements as of December 31, 2002, and 2003 and for each of the three years in the period ended December 31, 2003 included in our annual report on Form 20-F, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Kost Forer Gabbay & Kassierer’s report, given on their authority as experts in accounting and auditing.

SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

9,834,395

NUR MACROPRINTERS LTD.

ORDINARY SHARES

PROSPECTUS

, 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.                    Other Expenses of Issuance and Distribution

          The following are the estimated expenses expected to be incurred by NUR Macroprinters Ltd. (on behalf of itself and the selling security holders) in connection with this offering.

Nature of Fees and Expenses	Amount to be Paid

SEC Registration Fee	$1,334
Legal Fees, Accounting Fees and Expenses	$5,000
Printing Expenses	$2,300
Miscellaneous	$5,000
Total	$13,634

Item 15.          Indemnification of Directors and Officers

          Pursuant to NUR’s Amended and Restated Articles of Association, NUR may indemnify its office holders for (a) a monetary liability imposed upon an office holder for the benefit of another person by a judgment, including a judgment giving effect to a compromise and an arbitration award approved by a court, with respect to an act performed by same office holder in his capacity as an office holder of NUR, and (b) reasonable litigation expenses, including attorney’s fees, incurred by an office holder or imposed upon him by a court, in a proceeding brought against him by NUR or on its behalf or by another person, or in a criminal proceeding in which he was acquitted, or in a criminal proceeding in which he was convicted of a crime that does not require proof of criminal intent, and all with respect to an act thereby performed in his capacity as an office holder of NUR.  NUR’s Amended and Restated Articles of Association further provide that NUR may undertake in advance to indemnify an office holder, provided that the undertaking be limited to categories of events which in the opinion of NUR’s board of directors can be foreseen when the undertaking to indemnify is given, and to an amount established by the board of directors as reasonable under the circumstances; or indemnify the office holder retroactively.

          The Israeli Companies Law, 5759-1999 (the “Israeli Companies Law”) defines “office holder” to include directors, general manager, chief executive officer, executive vice president, vice president, other manager directly subordinate to the general manager and any person assuming the responsibilities of the foregoing positions without regard to such person’s title.

          In addition, pursuant to the Israeli Companies Law, indemnification of, and procurement of insurance coverage for, an office holder of NUR is permitted if it is permitted by NUR’s Amended and Restated Articles of Association and if it is approved by NUR’s Audit Committee and Board of Directors. NUR’s Amended and Restated Articles of Association permit such indemnification and procurement of insurance coverage.  In certain circumstances, the Israeli Companies Law also requires approval of such indemnification and insurance by NUR’s shareholders. The approval of indemnification agreements and procurement of insurance for all of NUR’s directors requires shareholder approval.  In addition, the approval of indemnification and procurement of insurance for certain directors who may be deemed to hold 25% or more of the share capital of NUR requires the consent of disinterested shareholders subject and pursuant to the Israeli Companies Law.

1

          At the Annual Meeting of the Shareholders held on February 12, 2002, NUR’s shareholders authorized it to enter into indemnification agreements with each of its current and future directors. The shareholders of NUR further authorized certain amendments to the indemnification agreements at the Annual Meeting of the Shareholders held on November 18, 2003. According to the terms of the indemnification agreements (as amended), NUR shall, subject to the provisions of the indemnification agreement, indemnify each director for the following:

           (a)           monetary liabilities imposed on the director for the benefit of another person pursuant to a final judgment by a competent court relating to acts performed by the director in his/her capacity as a director or officer of NUR or its subsidiaries; and

          (b)          reasonable litigation expenses.

          The indemnification undertaking shall be limited to certain categories of events and to the maximum amount equal to fifty percent (50%) of the net equity of NUR or to one time annual revenue of NUR in the year prior to the date of the claim (the higher amount of the two) with regard to judgment liability, and $3.0 million with regard to litigation expenses.

          NUR has purchased directors’ and officers’ liability insurance policy insuring its office holders with respect to those matters permitted by the Israeli Companies Law.

Item 16.          Exhibits.

Exhibit Number	Name

4.1	Memorandum of Association of the Registrant, in Hebrew with a translation to English (1)

4.2	Amended and Restated Articles of Association of the Registrant (2)

4.3	Certificate of Name Change (3)

4.4	Specimen Certificate for ordinary shares (1)

4.5	Form of Securities Purchase Agreement, dated March 31, 2004, between the Registrant and certain investors

4.6	Form of Registration Rights Agreement, dated March 31, 2004, between the Registrant and certain investors

4.7	Form of Warrant Agreement, dated March 31, 2004, between the Registrant and certain investors

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4.8	Form of Warrant Agreement, dated February 12, 2002 between the Registrant and Bank Hapoalim B.M. (4)

4.9	Form of Registration Rights Agreement, dated February 12, 2002 between the Registrant and Bank Hapoalim B.M. (4)

4.10	Form of Warrant Agreement dated, March 11, 2003 between the Registrant and Bank Hapoalim B.M. (5)

4.11	Form of Registration Rights Agreement dated, March 11, 2003 between the Registrant and Bank Hapoalim B.M. (5)

4.12	Form of Warrant Agreement, dated August 1, 2003 between the Registrant and Bank Hapoalim B.M. (6)

4.13	Form of Registration Rights Agreement, dated August 1, 2003 between the Registrant and Bank Hapoalim B.M. (6)

4.14	Form of Warrant Agreement, dated February 12, 2002 between the Registrant and Bank Leumi le-Israel B.M. (4)

4.15	Form of Registration Rights Agreement, dated February 12, 2002 between the Registrant and Bank Leumi le-Israel B.M. (4)

4.16	Form of Warrant Agreement, dated March 11, 2003 between the Registrant and Bank Leumi le-Israel B.M. (5)

4.17	Form of Registration Rights Agreement, dated March 11, 2003 between the Registrant and Bank Leumi le-Israel B.M. (5)

4.18	Form of Warrant Agreement, dated August 1, 2003 between the Registrant and Bank Leumi le-Israel B.M. (6)

4.19	Form of Registration Rights Agreement, dated August 1, 2003 between the Registrant and Bank Leumi le-Israel B.M. (6)

4.20	Form of Share and Warrant Purchase Agreement dated January 17, 2002 between the Registrant and The Investment Corp. of United Mizrahi Bank Ltd. (4)

4.21	Form of Warrant Agreement, dated January 17, 2002 between the Registrant and The Investment Corp. of United Mizrahi Bank Ltd. (4)

4.22	Form of Warrant Agreement, dated June 27, 2003 between the Registrant and Israel Discount Bank Ltd. (6)

4.23	Form of Registration Agreement, dated June 27, 2003 between the Registrant and Israel Discount Bank Ltd. (6)

4.24	Form of Warrant Agreement, dated August 1, 2003 between the Registrant and Israel Discount Bank Ltd. (6)

4.25	Form of Registration Agreement, dated August 1, 2003 between the Registrant and Israel Discount Bank Ltd. (6)

4.26	Form of Convertible Loan and Warrant Agreement, dated July 2003 between Registrant and Dan and Edna Purjes (6)

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4.27	Form of Warrant Agreement, dated October 15, 2003 between Registrant and Dan and Edna Purjes (6)

4.28	Form of Registration Rights Agreement, dated July 2003 between Registrant and Dan and Edna Purjes (6)

5.1	Opinion of Doron Faibish.

23.1	Consent of Kost Forer Gabbay & Kassierer

23.2	Consent of Doron Faibish (included in Exhibit 5.1)

24.1	Power of Attorney (filed on the signature page hereto)

(1)	Previously filed with NUR’s F-1 (File No. 33-93160) and incorporated by reference herein.
(2)	Previously filed with NUR’s Form 20-F for the year ended December 31, 2000 and incorporated by reference herein.
(3)	Previously filed with NUR’s Form 6-K dated January 7, 1998 and incorporated by reference herein.
(4)	Previously filed with NUR’s Form 20-F for the year ended December 31, 2001 and incorporated by reference herein.
(5)	Previously filed with NUR’s Form 20-F for the year ended December 31, 2002 and incorporated by reference herein.
(6)	Previously filed with NUR’s Form 20-F for the year ended December 31, 2003 and incorporated by reference herein.

Item 17.          Undertakings

          (a)          The undersigned NUR hereby undertakes:

                         (1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
                                        (i)          to include any prospectus required by Section 10(a)(3) of the Securities Act;
                                        (ii)         to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set for the in the “Calculation of Registration Fee” table in the effective registration statement;
                                        (iii)        to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or provided to the Commission by NUR pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

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                         (2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                         (3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                         (4)          To file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of Regulation S-X at the start of any delayed offering or throughout a continuous offering.  Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided, that NUR includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.  Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the commission by NUR pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

          (b)          The undersigned NUR hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of NUR’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of NUR pursuant to the foregoing provisions, or otherwise, NUR has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by NUR of expenses incurred or paid by a director, officer or controlling person of NUR in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, NUR will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, NUR Macroprinters Ltd. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The State of Israel, on May 20, 2004.

NUR MACROPRINTERS LTD.

By:	/s/ David Amir

David Amir
President and Chief Executive Officer

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David Amir and David Seligman, and either of such persons acting alone, as his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this Registration Statement together with all schedules and exhibits thereto, (ii) act on, sign and file with the Securities and Exchange Commission any registration statement relating to this Offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, (iii) act on, sign and file with the Securities and Exchange Commission any exhibits to such registration statement or pre-effective or post-effective amendments, (iv) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection there with, (v) act on and file any supplement to any prospectus included in this registration statement or any such amendment and (vi) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done (including any prospectus included in this registration statement), as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact, any of them or any of his, her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title of Capacities	Date

/s/ Dan Purjes	Chairman of the Board of Directors	May 19, 2004

Dan Purjes

/s/ David Amir	President and Chief Executive Officer	May 20, 2004

David Amir

/s/ David Seligman	Chief Financial Officer	May 20, 2004

David Seligman

/s/ Robert F. Hussey	Director	May 24, 2004

Robert F. Hussey

/s/ Oded Askelrod	Director	May 20, 2004

Oded Askelrod

/s/ Lauri A. Hanover	Director	May 20, 2004

Lauri Hanover

/s/ Koby Shtaierman	Director	May 23, 2004

Koby Shtaierman

/s/ Ilan Ben Gigi	Director	May 20, 2004

Ilan Ben Gigi

EXHIBIT INDEX

Exhibit Number	Name

4.1	Memorandum of Association of the Registrant, in Hebrew with a translation to English (1)

4.2	Amended and Restated Articles of Association of the Registrant (2)

4.3	Certificate of Name Change (3)

4.4	Specimen Certificate for ordinary shares (1)

4.5	Form of Securities Purchase Agreement, dated March 31, 2004, between the Registrant and certain investors

4.6	Form of Registration Rights Agreement, dated March 31, 2004, between the Registrant and certain investors

4.7	Form of Warrant Agreement, dated March 31, 2004, between the Registrant and certain investors

4.8	Form of Warrant Agreement, dated February 12, 2002 between the Registrant and Bank Hapoalim B.M. (4)

4.9	Form of Registration Rights Agreement, dated February 12, 2002 between the Registrant and Bank Hapoalim B.M. (4)

4.10	Form of Warrant Agreement dated, March 11, 2003 between the Registrant and Bank Hapoalim B.M. (5)

4.11	Form of Registration Rights Agreement dated, March 11, 2003 between the Registrant and Bank Hapoalim B.M. (5)

4.12	Form of Warrant Agreement, dated August 1, 2003 between the Registrant and Bank Hapoalim B.M. (6)

4.13	Form of Registration Rights Agreement, dated August 1, 2003 between the Registrant and Bank Hapoalim B.M. (6)

4.14	Form of Warrant Agreement, dated February 12, 2002 between the Registrant and Bank Leumi le-Israel Ltd. (4)

4.15	Form of Registration Rights Agreement, dated February 12, 2002 between the Registrant and Bank Leumi le-Israel Ltd. (4)

4.16	Form of Warrant Agreement, dated March 11, 2003 between the Registrant and Bank Leumi le-Israel Ltd. (5)

4.17	Form of Registration Rights Agreement, dated March 11, 2003 between the Registrant and Bank Leumi le-Israel Ltd. (5)

4.18	Form of Warrant Agreement, dated August 1, 2003 between the Registrant and Bank Leumi le-Israel Ltd. (6)

4.19	Form of Registration Rights Agreement, dated August 1, 2003 between the Registrant and Bank Leumi le-Israel Ltd. (6)

NUR Macroprinters Ltd.
May 24, 2004

4.20	Form of Share and Warrant Purchase Agreement dated January 17, 2002 between the Registrant and The Investment Corp. of United Mizrahi Bank Ltd. (4)

4.21	Form of Warrant Agreement, dated January 17, 2002 between the Registrant and The Investment Corp. of United Mizrahi Bank Ltd. (4)

4.22	Form of Warrant Agreement, dated June 27, 2003 between the Registrant and Israel Discount Bank Ltd. (6)

4.23	Form of Registration Agreement, dated June 27, 2003 between the Registrant and Israel Discount Bank Ltd. (6)

4.24	Form of Warrant Agreement, dated August 1, 2003 between the Registrant and Israel Discount Bank Ltd. (6)

4.25	Form of Registration Agreement, dated August 1, 2003 between the Registrant and Israel Discount Bank Ltd. (6)

4.26	Form of Convertible Loan and Warrant Agreement, dated July 2003 between Registrant and Dan and Edna Purjes (6)

4.27	Form of Warrant Agreement, dated October 15, 2003 between Registrant and Dan and Edna Purjes (6)

4.28	Form of Registration Rights Agreement, dated July 2003 between Registrant and Dan and Edna Purjes (6)

5.1	Opinion of Doron Faibish.

23.1	Consent of Kost Forer Gabbay & Kassierer

23.2	Consent of Doron Faibish (included in Exhibit 5.1)

24.1	Power of Attorney (filed on the signature page hereto)

(1)	Previously filed with NUR’s F-1 (File No. 33-93160) and incorporated by reference herein.
(2)	Previously filed with NUR’s Form 20-F for the year ended December 31, 2000 and incorporated by reference herein.
(3)	Previously filed with NUR’s Form 6-K dated January 7, 1998 and incorporated by reference herein.
(4)	Previously filed with NUR’s Form 20-F for the year ended December 31, 2001 and incorporated by reference herein.
(5)	Previously filed with NUR’s Form 20-F for the year ended December 31, 2002 and incorporated by reference herein.
(6)	Previously filed with NUR’s Form 20-F for the year ended December 31, 2003 and incorporated by reference herein.